As filed with the Securities and Exchange Commission on December 21, 2015

Registration No. 333-85383

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ACTIVISION BLIZZARD, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-4803544
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3100 Ocean Park Boulevard

Santa Monica, California 90405

(Address of principal executive offices)

Activision, Inc. 1999 Incentive Plan

(Full title of the plan)

Chris B. Walther

Chief Legal Officer

Activision Blizzard, Inc.

3100 Ocean Park Boulevard

Santa Monica, California 90405

(Name and address of agent for service)

(310) 255-2059

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

Partial Deregistration of Securities

Activision Blizzard, Inc. (the “Company”) is filing this Post-Effective Amendment No. 4 to Form S-8 Registration Statement (the “Amendment”) in order to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 17, 1999, file number 333-85383 (the “1999 Form S-8”) for offer or sale pursuant to the Company’s 1999 Incentive Plan (the “1999 Plan”).  A total of 87,828,216 shares of the Company’s Common Stock were registered under the 1999 Form S-8.

On September 27, 2007, the stockholders of the Company adopted the Activision Inc. 2007 Incentive Plan and, pursuant to the terms thereof, the Company ceased making awards under the 1999 Plan.  The total number of shares of Common Stock available for grant under the 1999 Plan and registered under the 1999 Form S-8, but not actually subject to outstanding awards as of the date of this Amendment, is 55,530 (the “Excess Shares”).  In accordance with the undertaking contained in the Registration Statement(s) pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Amendment to remove from registration, by means of a post-effective amendment, the Excess Shares.

The foregoing numbers reflect three 3-for-2 stock splits completed by the Company in November of 2001, June of 2003 and February of 2004, respectively, two 4-for-3 stock splits completed by the Company in March of 2005 and October of 2005, respectively, and a 2-for-1 stock split completed by the Company in September of 2008, the result of which was that every one share of the Company’s pre-split Common Stock, with a par value of $.000001 per share, registered on the 1999 Form S-8, was converted into twelve shares of post-split Common Stock.

The 1999 Form S-8 will remain in effect as to the 1999 Plan to cover the potential issuance of shares of Common Stock upon the exercise of outstanding awards.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment to Form S-8 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Monica, State of California, on December 21, 2015.

ACTIVISION BLIZZARD, INC.

By:	/s/ Jeffrey A. Brown
Jeffrey A. Brown
Secretary

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